UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 8, 2015, EXOR S.p.A. (“EXOR”) posted the below letter, along with the attached FAQ and support materials to the website www.exor-partnerre.com:

Dear PartnerRe Preferred Shareholder,

YOUR VOTE IS IMPORTANT!

At the upcoming Special General Meeting of PartnerRe shareholders, you will have the opportunity to vote on your Company’s planned amalgamation with AXIS that was first announced in January.  As a Preferred Shareholder, your vote “AGAINST” the AXIS transaction is critical to blocking an inferior transaction compared to the one proposed by EXOR S.p.A. on May 12, 2015.

EXOR is the largest common shareholder of PartnerRe and is committed to ensuring the long-term strength and success of our Company is maintained. We believe in this regard our interests are clearly aligned. Instead, the AXIS transaction that you’re being called to vote upon has been crafted by some members of the Board of Directors that stand to benefit – personally and financially – from the completion of such amalgamation.

You should expect to receive a call from PartnerRe agents soliciting votes for the AXIS transaction.  Note that PartnerRe has refused to provide us with the contact details of PartnerRe’s Preferred Shareholders, in order to prevent us from communicating with you directly so that you may make an informed decision.  They want to keep you uninformed.  This letter, the attached FAQ and support materials, in addition to our proxy statement that you should receive separately, are our best available means of providing you the facts at this time.  While they may be able to prevent us from calling you, they cannot prevent you from calling us.  Please call Okapi Partners LLC, the firm assisting us with this solicitation, toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212)-297-0720) to obtain more information about the upcoming vote.

Some Facts the PartnerRe Board Would Prefer You Didn’t Know

The PartnerRe Board’s recommendation to vote in favor of the inferior AXIS transaction is an attempt to protect the outcome of a flawed process, where three non-executive directors of PartnerRe (the “Transaction Committee”):

(i)	Negotiated the AXIS takeover of PartnerRe at a discount to PartnerRe’s then trading value;
(ii)	Excluded the then CEO of PartnerRe and the Company’s financial advisors from the decision to commence that negotiation or from the negotiation of key economic terms including value and exchange ratio;
(iii)	Left PartnerRe shareholders in an extremely weak position by announcing the AXIS transaction along with the PartnerRe CEO’s resignation;
(iv)	Named one member of the Transaction Committee as PartnerRe “interim CEO”, granting him a material personal economic incentive tied to the successful completion of the AXIS transaction; and
(v)	Secured for themselves a continuing role in the AXIS/PartnerRe combined entity, including Chairmanship.

EXOR’s proposed transaction is clearly superior for Preferred Shareholders, ensuring a financially stronger and more stable company going forward.  But the Transaction Committee continues to protect the inferior transaction they arranged using promises of large capital distributions to common shareholders to try to secure their votes, all to the detriment of your interests.

A vote “AGAINST” the AXIS transaction will stop PartnerRe’s Transaction Committee from buying off common share votes with your Company’s capital in order to push through an inferior transaction.

THE EXOR TRANSACTION PROVIDES PREFERRED SHAREHOLDERS WITH A STRONGER AND SAFER COMPANY.

As a Preferred Shareholder, you should be aware that voting “AGAINST” the AXIS transaction is the best way to protect your investment in your Preferred Shares and your dividend.

In fact, the AXIS transaction will result in a:
(i)	Higher leveraged company compared to current PartnerRe standalone leverage with more than double the debt
(ii)	Aggressive $3.5 billion capital distribution commitment to common shareholders (including extraordinary dividends) to the detriment of the value of your preferred shares and the security of their BBB rating and future dividends
(iii)	Pay out of 100% of the combined company operating earnings by the end of 2017 through buybacks and dividends. This is not only financially unsound, it is far in excess of their industry peers.

Conversely, EXOR’s proposed transaction does not rely on incurring new debt or distributing any extraordinary dividends from PartnerRe, and will adopt a more conservative capital distribution policy to common shareholders than in PartnerRe’s recent past. Hence, there will be no impact on the existing leverage, financial strength or capital structure of PartnerRe, resulting in no changes in the future dividend streams of your preferred securities and in a potential enhancement of their current value and BBB rating.

The EXOR binding offer is the superior proposal for Preferred Shareholders.

WE URGE YOU TO VOTE “AGAINST” THE AXIS TRANSACTION TODAY.

For additional information, please call Okapi Partners LLC at:

+1 212 297 0720
Toll free: (877) 796-5274

FAQ: PARTNERRE PREFERRED SHAREHOLDERS

Set forth below are certain Frequently Asked Questions regarding the proxy statement filed with the United States Securities and Exchange Commission (“SEC”) on Schedule 14A by EXOR S.p.A. (the “Proxy Statement”) with regard to a solicitation of proxies to vote “AGAINST” certain proposals that are described in the proxy statement/prospectus (“PartnerRe/AXIS Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 filed by PartnerRe Ltd. (“PartnerRe”).  Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.
1.	How will the leverage of PartnerRe following the EXOR transaction compare to the leverage profile following the AXIS transaction?
In its presentation of June 1, PartnerRe stated that the leverage of PartnerRe under EXOR ownership would increase to greater than 40%. This calculation is incorrect and misleading.
In fact, the leverage of PartnerRe will actually be lower under the EXOR transaction than under the AXIS transaction:
-	At closing of the EXOR transaction, the pro forma (Debt & Preferred) / Total Capitalization Ratio of PartnerRe is expected to be approximately 20%.
-	At closing of the AXIS transaction, the pro forma (Debt & Preferred) / Total Capitalization Ratio of the amalgamated AXIS / PartnerRe is expected to be approximately 23%, an increase from PartnerRe’s standalone leverage.
In addition to having a lower leverage ratio, PartnerRe would have significantly less debt under the EXOR transaction, at $800 million compared with $1.8 billion following the AXIS transaction.
2.	Will EXOR require that PartnerRe pay an extraordinary dividend either at closing or in the future?
No.  EXOR will not require any extraordinary dividend in connection with the closing, and plans to implement a capital distribution policy to common shareholders significantly more conservative than PartnerRe’s recent practice, thereby retaining more capital and preserving and enhancing the financial strength of PartnerRe in the future.
In contrast, if the AXIS transaction is approved, AXIS has already committed to implementing an aggressive $3.5 billion capital distribution policy to common shareholders at the expense of PartnerRe preferred shareholders:
-	PartnerRe is to pay a pre-closing special cash dividend to its common shareholders in excess of $560 million

-	A further $750 million to be returned to the combined company common shareholders immediately after closing
-	An additional $2.2 billion to be paid to common shareholders in the form of buybacks and dividends through year-end 2017 – equivalent to 100% of operating earnings.
The commitment to this level of capital distributions, far in excess of reinsurance industry peers, and since future operating results are unknown, is an unsound capital management policy.
As a result of the higher leverage and the aggressive capital distribution policy to common shareholders resulting from the AXIS transaction, should catastrophe losses or investment losses occur in the amalgamated entity, EXOR believes there is risk that the preferred securities will be downgraded.
3.	Will the EXOR transaction pose greater risks to PartnerRe’s preferred shareholders?
No, under EXOR ownership, PartnerRe will remain an independent company, conservatively operated by its current, outstanding management team.
Conversely, the AXIS Transaction is riskier for PartnerRe Preferred Shareholders because their securities will remain outstanding in an amalgamated Company with higher leverage, increased business risks and more aggressive capital management than the EXOR transaction.
In addition to higher financial leverage, the AXIS transaction will expose Preferred Shareholders to substantial execution risks associated with a large scale, complex integration process, where the termination of employees (including at the senior management level of PartnerRe) to achieve aggressive targeted synergies will be disruptive to the business and its future earnings.
The AXIS transaction also exposes PartnerRe Preferred Shareholders to the risk of client losses because: (i) AXIS effectively competes with most of PartnerRe’s existing client base, who may decide to end their relationship with PartnerRe and (ii) the PartnerRe brand will be discontinued.
4.	Will there be any change in the ratings of the PartnerRe preferred securities following the EXOR transaction?
No.  A financially robust PartnerRe with no change to its debt level and a more conservative capital distribution policy than PartnerRe’s recent practice is expected to maintain (and potentially enhance over time) the current BBB rating of its preferred securities.

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5.	Does EXOR’s financing of the acquisition impact the PartnerRe preferred securities?
No.  The EXOR Binding Offer does not rely on incurring new debt at, or declaring any extraordinary dividends from, PartnerRe.  There will be no impact on the existing financial strength or capital structure of PartnerRe.
Financing for the EXOR Binding Offer is being arranged by the parent company, EXOR S.p.A, with investment grade facilities whose interest costs do not require any extraordinary dividends from PartnerRe.  S&P has already affirmed EXOR’s rating of BBB+, in the event the proposed PartnerRe acquisition is consummated.
Following completion of the EXOR’s proposed transaction, EXOR’s Loan-To-Value (“LTV”) ratio will remain below 25%, reflecting its conservative approach to leverage and a solid investment grade rating.  EXOR intends to reduce the LTV ratio to below 20% shortly after the completion of the transaction.
6.	What would an acquisition by EXOR mean for PartnerRe Preferred Shareholders?
In the EXOR transaction, PartnerRe Preferred shares will remain outstanding in exactly the same way as under the AXIS transaction, but in a stronger and safer company that better protects the Preferred Shareholders’ investment.
PartnerRe preferred equity securities will remain outstanding with current terms and rights and continued listing and registration requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There will be no difference in tax treatment to Preferred Shareholder between the EXOR transaction and the AXIS transaction.
In addition, PartnerRe would become a subsidiary of EXOR, one of Europe’s leading listed investment companies, with a global presence in several sectors and industries, and a net asset value of approximately of $15 billion (significantly higher than the pro-forma equity capitalization of the AXIS/PartnerRe merged entity). EXOR, with a successful track record of supporting its portfolio companies over the past 100 years, has significant financial resources to support PartnerRe’s future growth and financial strength and creditworthiness.
7.	Why is the Partner Re Board of Directors recommending to vote in favor of the AXIS transaction?
The PartnerRe Board of Directors recommendation to vote in favor of the inferior AXIS transaction is an attempt to protect the outcome of a flawed process, where three non-executive directors of PartnerRe (the “Transaction Committee”): (i) negotiated AXIS takeover of PartnerRe at a discount to PartnerRe’s then trading value; (ii) excluded the former CEO of PartnerRe or any of the Company’s financial advisors from the decision to commence that negotiation or from the negotiations of key economic terms including value and exchange ratio; (iii) left PartnerRe shareholders in an extremely weak position by announcing the AXIS transaction along with the PartnerRe CEO’s resignation; (iv) named one of three non-executive directors as PartnerRe “interim CEO” granting him a material personal economic incentive tied to the successful completion of the AXIS transaction and (v) secured for themselves a continuing role in the AXIS/PartnerRe combined entity, including Chairmanship.
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8.	What steps should PartnerRe Preferred Shareholders take to protect their investment?
The AXIS transaction will be decided based on a majority of the votes cast by holders of Common Shares and Preferred Shares voting together as a single class at a Special General Meeting of PartnerRe Shareholders on July 24, 2015.
EXOR strongly recommends Preferred and Common Shareholders to vote “AGAINST” the AXIS transaction to protect the value of their investment.
PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212)-297-0720).

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

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EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.

While EXOR’s legal advisors and PartnerRe’s legal advisors were satisfied that the tax treatment under the two transactions are the same, as indicated in the PartnerRe/AXIS Proxy Statement/Prospectus, this discussion also does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the amalgamation or the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the amalgamation, some of which are uncertain and may depend on such holders’ individual circumstances.

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1 APRIL 2015 PARTNER RE 1 EXOR PROPOSAL FOR PARTNER RE SUPPORT MATERIALS FOR PREFERRED SHAREHOLDERS JUNE 2015

2 Disclaimer Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward - looking statements, notwithstanding that such statements are not specifically identified as such . These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction . Forward - looking statements are related to future, not past, events and are not guarantees of future performance . These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties . They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them . Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR . EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward - looking statements or in connection with any use by any party of such forward - looking statements . Any forward - looking statements contained in this communication speaks only as of the date of this communication . EXOR undertakes no obligation to update or revise its outlook or forward - looking statements, whether as a result of new developments or otherwise . Names, organizations and company names referred to may be the trademarks of their respective owners . This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state . This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval . EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”) . This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION . All such documents, when filed, are available free of charge at the SEC’s website (www . sec . gov) or by directing a request to EXOR through the investor contacts listed above . EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals . Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana , which can also be found at www . exor . com . Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement . While EXOR’s legal advisors and PartnerRe’s legal advisors were satisfied that the tax treatment under the two transactions are the same, as indicated in the PartnerRe/AXIS Proxy Statement/Prospectus, this discussion also does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the amalgamation or the merger . Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non - United States tax consequences to them of participating in the amalgamation, some of which are uncertain and may depend on such holders’ individual circumstances .

3 Negative Rating Agency Feedback for Merger with AXIS “A.M. Best has placed under review with negative implications the financial strength rating of A+ and the issuer credit ratings of Partner Reinsurance Company Ltd and its affiliates following the announcement that PartnerRe Ltd and AXIS Capital Holdings Limited have signed a definitive merger agreement.” “ The following debt ratings of PartnerRe Ltd. have also been placed under review with negative implications: • "bbb" on $230 million 6.5% preferred shares, Series D • "bbb" on $325 million 7.25% preferred shares, Series E • "bbb" on $250 million 5.875% preferred shares, Series F ” “Factors that could lead to a negative outlook or rating downgrade include A.M . Best view that the transaction and integration plan represent a potentially material risk to the organization . ” “The under review status reflects A.M. Best’s concerns regarding the complexity and scale of the merger . The new combined organization will face execution risk and challenges relating to the integration, retention of key management and the merging of infrastructure, as well as company cultures.” A.M.Best Press Release January 26, 2015 As of June 4, 2015, A.M. Best ratings (including preferred shares rating) still remain under review with negative implications 

4 S&P A ffirmed EXOR “BBB+” Credit Ratings After Proposed Acquisition of PartnerRe “ EXOR has a track record of prudent leverage, and a limited tolerance for net debt at the holding company level. ” “ We view EXOR’s management and governance as “strong” under our criteria. EXOR’s track record of conservative financial policy also underpins its strong management and governance, in our view. ” “The acquisition would likely improve the credit quality of EXOR’s portfolio of assets, it would also improve EXOR’s portfolio diversification by business sector.” “We anticipate that EXOR’s financial policy will remain conservative and that debt leverage at its operating subsidiaries will likely remain nonrecourse to, and not cross - defaulted with, EXOR’s debt” “We would revise the outlook to “stable” if EXOR’s LTV comfortably remained below 20%. This would happen if EXOR was able to finance a significant part of the acquisition through asset disposals.*” Standard & Poor’s April 17, 2015 * following the affirmation of S&P BBB+ rating, on May 11, 2015 EXOR announced an agreement to sell Cushman & Wakefield in a transaction that will generate approximately $1.3 billion cash for EXOR. These resources will be used to finance the PartnerRe acquisition, in line with S&P indications x EXOR is confident, based on initial feedback from Standard & Poor’s, that its ratings will remain at the same current strong levels upon closing of the proposed acquisition of PartnerRe

5 0 1 2 3 4 5 6 7 8 Mar-09 Aug-09 Jan-10 Jun-10 Nov-10 Apr-11 Sep-11 Feb-12 Jul-12 Dec-12 May-13 Oct-13 Mar-14 Aug-14 Jan-15 Jun-15 EXOR a Superior Business Operator than AXIS EXOR and AXIS Share Price Performance * (base=100) EXOR performance: 7.3x the money Beat the S&P500 Index AXIS performance: 2.6x the money Lagged the S&P500 Index EXOR AXIS * From the date of listing of EXOR on Borsa Italiana (March 2, 2009) to June 3, 2015